Exhibit 99.1

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS ACQUIRES WORLDWIDE RIGHTS TO COMMERCIALIZE ANTI-CD19 T-CELL THERAPY

ROCKVILLE, Md. (June 17, 2019) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company that is focusing on developing and accelerating the launch of innovative therapeutics and pharmaceutical products in China, the U.S., and throughout the world, announces the signing of a license agreement for exclusive worldwide license and commercialization rights to an autologous anti-CD19 T-cell therapy product (CNCT19) from Juventas Cell Therapy Ltd., a China-based domestic company located in Tianjin City, China. Juventas will continue to develop CNCT19 with CASI’s participation on the program’s steering committee. CASI will be responsible for payment of certain future development milestones and sales royalties.

In connection with the license, CASI Pharmaceuticals (Wuxi) Co., Ltd., a joint venture in which CASI owns 80% of the registered capital, will invest RMB 80 million (approximately 11.6 million) in Juventas through a wholly owned Chinese subsidiary in lieu of the upfront payment for the license.

CNCT19 targets CD19, a B-cell surface protein widely expressed during all phases of B-cell development and a validated target for B-cell driven hematological malignancies. CD19-targeted CAR constructs from several different institutions have demonstrated consistently high antitumor efficacy in children and adults with relapsed B-cell acute lymphoblastic leukemia (B-ALL), chronic lymphocytic leukemia (CLL), and B-cell non-Hodgkin lymphoma (B-NHL). CD19 antigen is the most frequently used biomarker in the CAR-T cell therapy clinical trials for hematological malignant diseases such as leukemia and lymphoma. Juventas has previously submitted two INDs to the NMPA for Acute Lymphoblastic Leukemia (ALL) and Non-Hodgkin Lymphoma (NHL) indications; approvals of which are expected in late 2019.

Larry Zhang, President of CASI (Beijing) Pharmaceuticals Co., Ltd., a wholly owned subsidiary of CASI, commented, “We are extremely excited by this partnership and are encouraged by the preliminary data which showed promising results that may offer the potential to be the best in class anti-CD19 CAR-T product for Non-Hodgkin lymphoma (NHL) and B-cell acute lymphoblastic leukemia (B-ALL). We are excited about our role to help drive innovation in this exciting therapeutic area and remain committed to providing a range of solutions to patients with hematological malignancies. We look forward to working with Juventas to advance the clinical development of this therapy and for CASI to begin commercial planning.”

Alexander Zukiwski, M.D., CASI’s Chief Medical Officer commented, “Juventas has made significant strides thus far with regulatory filings in two treatment areas, B-cell acute lymphoblastic leukemia (B-ALL) and Non-Hodgkin lymphoma (NHL), and have identified sites for both Phase 1 and Phase 2 studies in China. We look forward to reviewing the data from the Phase 1 and 2 studies once they are available.”

About CASI Pharmaceuticals

CASI Pharmaceuticals is a U.S. biopharmaceutical company focused on developing and accelerating the launch of pharmaceutical products and innovative therapeutics in China, the U.S., and throughout the world. CASI’s product pipeline features (i) an autologous anti-CD19 t-cell therapy product (CNCT19) being developed for the treatment of B-ALL and NHL; (ii) an anti-CD38 monoclonal antibody being developed for the treatment of multiple myeloma and other CD38 positive hematological cancers (CID-103); (iii) China rights to three U.S. Food and Drug Administration (FDA)-approved drugs (EVOMELA® (melphalan hydrochloride for injection) approved by China’s National Medical Products Administration (NMPA) for marketing, ZEVALIN® (ibritumomab tiuxetan) and MARQIBO® (vincristine sulfate LIPOSOME injection) approved by NMPA for registration confirmatory trials in China; and (iv) a portfolio of FDA-approved and pending abbreviated new drug applications (ANDAs). CASI has offices in Rockville, Maryland and a wholly owned subsidiary in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com.

About Juventas

Juventas Cell Therapy is a China-based domestic company located in Tianjin City, China engaged in cell therapy. The company’s lead product, CNCT19, devolved from the CD19 CAR-T, was originally created at the Institute of Hematology, Chinese Academy of Medical Sciences, one of the top hematology centers in China. CD19 CAR-T is used to treat cancer patients with acute lymphoblastic leukemia and relapsed non-Hodgkin lymphoma. Through its commercial collaboration with CASI, Juventas intends to be the first domestic company to launch a CD19 CAR-T in China. Wei-Wu He Ph.D. is the chairman and a founding shareholder of Juventas. A committee of independent directors of CASI negotiated the terms of the investment and license agreements and recommended that the board of directors approve the transaction. Dr. He did not participate in the committee’s deliberations or the board of directors’ approval of the transaction.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the difficulty of executing our business strategy in China; our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the FDA, NMPA, or other regulatory authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with CID-103, CNCT19, and our product candidates; risks associated with CID-103, CNCT19, and our other early-stage products under development;  risks that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Marqibo® and Zevalin® are proprietary to Acrotech Biopharma LLC and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com Brennan Doyle 617.221.9005 BDoyle@troutgroup.com

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